                        SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY NAME                   STATE OF INCORPORATION      % OWNED
---------------                   ----------------------      -------
Associated Pharmacies, Inc.            Arkansas                 100%

VC Services, Inc.                      Minnesota                100%

Pharmaceutical Buyers, Inc.            Arkansas                  50%

Jaron, Inc.                            Florida                  100%

D & K Receivables Corporation          Delaware                 100%

Jewett Drug Co.                        South Dakota             100%

Tykon, Inc.                            Wisconsin                100%

Southwest Computer Systems, Inc.       Arkansas                 100%
      (inactive)

U.P.C., Inc. (Inactive)                Minnesota                100%


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